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                                                                   EXHIBIT 10.36
TRANSLATION

SUPPLY CONTRACT

between

               OSRAM Gesellschaft mit beschrankter Hattung, Berlin/Munich - hereinafter called "OSRAM" -

and

               SABA Schwarzwalder Apparate-Bau-Aristalt August Schwer Sohne GmbH, Product section Sylvania, Enangon - hereinafter called "SYLVANIA"-


1.       ESTIMATE OF BULB REQUIREMENTS

         SYLVANIA agrees to order its bulb requirements for fluorescent and circline lamps from OSRAM.

         The order quantities are estimated as follows:

         Calendar Year           Quantities in Mio. Units
         -------------           ------------------------
         1979                             31,6
         1980                             33
         1981                             34,7
         1982                             35,5
         1983                             38,3
         1984                             40,2
         1985                             41,9
         1986                             44

         The above-mentioned quantities are estimates only. The order volume with respect to bulb quantities and types remains subject to the provisions of paragraph 3 hereof.

         OSRAM agrees to provide capacity in accordance with the above-mentioned quantities in order to meet the SYLVANIA requirements.

2.       PRICE STRUCTURE

         Each year the bulb sales prices shall be determined in advance for the period of October 1 of one year until September 30 of the following year, based on the attached standard cost breakdown (Appendix 1). The annual variance of TMCs shall be determined as of September 30 for each year, and credited and debited to SYLVANIA. Each year SYLVANIA shall obtain from OSRAM six months after the beginning of the OSRAM financial year a forecast concerning the anticipated development of cost variances. Thereafter a forecast shall be given monthly.

         For the period of January 1, 1979 until the production start-up of the vello draw the above-mentioned standard cost breakdown shall not be used for determination of prices. Up to this date, the current bulb sales price shall be adjusted on January 1 of each year in the same proportion as the manufacturing costs have changed. For this price adjustment, variances of manufacturing costs resulting from process changes shall not be taken into consideration. Whereas volume variances shall be considered.



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         Supplementary remark in handwriting:

         Expected production start-up with vello draw process is planned for end of 1980, beginning 1981.

         After start-up of the vello process, SYLVANIA is entitled to request an audit of standard costs (in accordance with appendix 1) and the variances thereof by a neutral auditor to be appointed by both parties of this contract, at the close of the OSRAM financial year on September 30 of each year. The audit costs shall be shared equally by both parties.

3.       ORDERING SUPPLY PROCEDURES

         Not later than December 1, March 1, June 1, and September 1 of each year, after signing of the contract, SYLVANIA shall submit to OSRAM information regarding its requirements in the periods January to March, April to June, July to September and October to December, so that for each of the above-mentioned dates most recent information is submitted, covering the requirements of the 12 calendar months beginning one calendar month after submission of the information. Each of the said periods is henceforth referred to as "quarter" and the expressions "first quarter", "second quarter", "third quarter" and "fourth quarter" refer to the four quarters directly subsequent to the submission of the information.

         Information submitted regarding the requirements for each third and fourth quarter shall be an estimate only. Information submitted as to requirements for each second quarter shall be subject to a volume variance of individual types, at the option of SYLVANIA, of no more than plus or minus 20% or no more than 10% of the total quantity compared to the previously submitted estimate for each third quarter. The information as to the requirements for each first and second quarter shall contain a breakdown of types and months. The firm order for each first quarter shall be subject to a volume variance, at the option of SYLVANIA, of no more than plus or minus 10% from the information submitted as to requirements for each second quarter. It is to be understood that this firm order may within the frame or the aforementioned volume variances include bulb types which were not included in the forecast. OSRAM warrants delivery after 4 weeks for bulb types which can be produced with no change in manpower requirements. Bulbs with a length of more than 1495 mm require more manpower, for these types OSRAM ensure the production start latest after 4 weeks.

         If the firm order increases by more than 10% compared to the forecast or SYLVANIA increases the quantity of the already placed firm order later and the increase cannot be covered out of the 10 days stock, OSRAM has the right to refuse the delivery of the difference. In this case SYLVANIA is free to purchase the difference elsewhere.

         Within the limits of the given firm order, SYLVANIA shall inform OSRAM of the weekly call-offs with a notice of at least 14 days whereby it is understood that SYLVANIA shall accept the bulbs in due time.

         Short term changes (up to two truck loads) are possible until Wednesday of the previous week.

         After receipt of a firm order OSRAM shall send a written order acknowledgement, which shall contain prices as well as delivery times to be applied in accordance with this contract. If it becomes obvious that delivery delays shall occur, immediate notification of the period of delay shall be made. Except for the case of Acts of God OSRAM shall pay a penalty for deliveries, which cannot be carried out within the specified time. This penalty is twice the value, without value added tax, of each bulb for every day of delivery delay exceeding 5 working days.

         All deliveries shall be carried through eif SYLVANIA, factory Frauenaurach. For all shipments a delivery note indicating contents and SYLVANIA, order number shall be written out by OSRAM.

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         OSRAM carries the risk for all shipments and return shipments. The risk will only then be borne by SYLVANIA for all shipments when the products have reached the SYLVANIA warehouse Erlangen-Frauenaurach. The risk for return shipments to OSRAM will be carried by OSRAM when leaving the SYLVANIA warehouse in Erlangen-Frauenaurach.

         Firm orders are only valid if given in writing or confirmed in writing. Verbal agreements or arrangements with respect to firm orders are neither binding for SYLVANIA nor for OSRAM unless they have been confirmed in writing. Regarding the firm orders correspondence shall always carry the numbers of same.

4.       DELIVERY LIMITATIONS

         Supplementary remark in handwriting:
         The annual audit referred to in paragraph 2, section 3, shall contain the audit of obedience to the above-mentioned.

         If for any reason, including Acts of God or other unforeseen circumstances, OSRAM is unavoidably prevented from manufacturing the bulbs and the ten working days stock is exhausted (see para. 5), OSRAM will ensure that delivery shall be effected to SYLVANIA of quantities proportional to those which in fact OSRAM makes to its other customers taking into consideration OSRAM's obligation towards these. In this case SYLVANIA has the right to purchase the balance of its requirements elsewhere.

         All OSRAM production facilities processing bulbs are also to be understood as "other customers" according to first section of this paragraph. In compliance with section 1 of this paragraph SYLVANIA may not under any circumstances be put at a disadvantage against OSRAM.

         If SYLVANIA as a result of provable Acts of God, strike and furlough cannot fulfil its purchase commitments, already scheduled deliveries may be cancelled for periods of such events. In such case SYLVANIA shall try beforehand to announce and adjust its purchase volume to the corresponding reduced requirement.

         If SYLVANIA upon delivery of the bulbs determines either delivery shortage as to the advised number of units or failure to comply with the quality requirements in accordance with this contract, SYLVANIA shall be given written notification to OSRAM. Upon receipt of such notification, OSRAM shall have the right to send an inspector to SYLVANIA's plant at Frauenaurach with a maximum period of two working days. Whether or not OSRAM exercises this right SYLVANIA shall have the right to place the bulbs in question at OSRAM's disposal, whereby SYLVANIA shall be released from its purchase and payment commitment unless OSRAM provides compensation according to the arrangement in the following section.

         For delivery shortages and defective bulbs caused by OSRAM manufacturing OSRAM has to deliver replacement within 5 working days after written notification. For defective bulb deliveries not caused by OSRAM (for example damage in transit) the period for replacement delivery shall be agreed upon case by case whereby ORSAM shall be endeavoured to deliver as fast as possible.


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     5.   SAFETY STOCK

          Osram shall maintain for SYLVANIA a stock of the main types 20, 40 and 65 Watt bulbs for straight lamps as well as of the types 22, 32 and 40 Watt bulbs for circline lamps which covers a requirement of ten working days with respect to the orders for the corresponding first quarter.

          This stock will be maintained according to the principle "first in first out". The warehousing shall occur with the same attention as the warehousing for OSRAM's own bulb requirements. Whenever the said stock is diminished as a consequence of replacements being delivered to SYLVANIA, OSRAM shall notify SYLVANIA in writing, if at any time the stock is fully or partially depleted, traceable to replacements as a consequence of OSRAM failure, it shall be fully replenished within a maximum period of ten working days.

          If at any time the stock shall be partially or fully exhausted at the request of SYLVANIA OSRAM shall replenish the stock as fast as possible without any additional costs for OSRAM, SYLVANIA shall be informed in writing when replacement is completed.

6.        DAMAGES IN TRANSIT

          The provisions with respect to bulb replacement deliveries shall apply regardless of any insurance claims, which may be made as a consequence of damage to bulbs prior to delivery to SYLVANIA's factory at Frauenaurach.

          Upon receipt of bulbs which have been damaged during transportation to Frauenaurach, SYLVANIA shall initiate all measures necessary for the assertion of claims against carrier or any insurers.

7.        PACKING, DELIVERY

          Bulbs shall be loaded, without any exception, on pallets and delivered to SYLVANIA's factory by trucks which can be unloaded on both sides. The pallet design shall be fixed by mutual agreement, Manufacturing and maintenance expenses shall be borne by SYLVANIA. The expenses of returning empty pallets and packing material shall be borne by OSRAM. SYLVANIA shall accept deliveries from Monday through Friday each week from 7 a.m. until 6 p.m. as well as from 7 p.m. until 10 p.m. if deliveries on Saturday or legal holidays become necessary. OSRAM shall notify SYLVANIA thereof not later than 12 o'clock noon on the preceding working day. Such deliveries shall be between 7 a.m. and 12 a.m.

8.        PALLETS

          SYLVANIA shall supply OSRAM in time and with sufficient quantities of pallets, covers and edge protections. For each million bulbs purchased per year 138 faultless pallets including faultless accessories shall be supplied by SYLVANIA. Therefore for 1979 with a requirement estimated at 31.5 million bulbs 4,350 pallets have to be supplied. On increasing purchases SYLVANIA shall increase the number of pallets with cover and/or edge protections in due time. SYLVANIA shall continuously make available to OSRAM at least half of the total quantity of pallets.

          OSRAM guarantees packing to be in accordance with the standard specifications agreed upon by both parties with the understanding that SYLVANIA makes available in due time sufficient pallets with corresponding accessories. It has been decided that the packing agreed upon can only be changed by mutual agreement.

          The return of packing material to OSRAM shall be in shipments of at least 250 pallets including accessories and caps of corrugated paper. OSRAM shall bear the transportation costs.


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9.   TERMS OF PAYMENT

     Invoices for deliveries effected from the 1st to 14th of each month are payable up to the 25th of the same month; invoices for deliveries from the 15th to the end of each month are payable up to the 10th of the following month. Accounts are payable net without any deductions. SYLVANIA reserves the right to remit by draft.

     Invoices shall be submitted in duplicate. They are to contain purchase order details for each item. Copies of invoices shall be clearly marked as such.

10.  WARRANTY

     OSRAM warrants any material and any service to be rendered based on any firm order to be in accordance with the provisions of this contract, especially with reference to the quality requirements according to Appendix 2 and other assured characteristics according to Appendix 2. Deviations shall not be accepted unless prior written approval has been obtained. Notwithstanding the provisions of paragraph 4, sections 2 and 3 hereof warranty claims with respect to type, quality and quantity of bulbs delivered may be asserted within a month after receipt. In case bulbs delivered and services rendered are not in accordance with the specifications agreed upon by both parties, SYLVANIA reserves the right, in addition to the provisions of this contract and to warranties implied in fact or law, either to obtain bulb replacement from OSRAM at no extra cost or to negotiate an adjustment of price.

     In addition, warranty claims based on material defects or unfitness of material (except for weathering defects), which become evident only during or after processing of bulbs, may be asserted immediately after detection, however, not later than six months after receipt of bulbs.

     All expenses arising in connection with warranty claims shall be borne by OSRAM in the event that the warranty claims are justified. In the event that the warranty claims are not justified, those expenses shall be borne by SYLVANIA.

11.  PATENT CLAIMS

     OSRAM warrants that the bulbs delivered under this contract do not infringe any valid patent owned or controlled by any third party and agrees to protect SYLVANIA against any and all liability, loss and expense by reason of any claim, action or litigation arising out of any infringement of such rights.

     SYLVANIA shall give OSRAM prompt notice in writing of all necessary details if such claim, action or litigation occurs, and further agrees to give OSRAM such opportunity to participate in the defence thereof as is afforded by applicable laws, rules and regulations.

     OSRAM does not warrant that SYLVANIA by further use or further processing of bulbs delivered will not infringe on protective rights at either German or foreign patents. Moreover, delivery does not entitle SYLVANIA to participate in any protective rights which are at OSRAM's disposal with the exception of those merely referring to the nature of the delivered products. If bulbs should be delivered to SYLVANIA bearing trade marks, labels or other inscriptions as specified by SYLVANIA such application is made at the sole and exclusive risk of SYLVANIA as regards the validity of any trade mark rights. SYLVANIA explicitly undertakes to indemnify and protect OSRAM from and against all claims and damages which may arise by reason of OSRAM following SYLVANIA's instructions with respect to the application of the trade marks, labels and inscriptions.
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12.  LEGAL SETTLING PLACE, ARBITRATION

     All controversies arising from this contract, also concerning its legal validity shall be settled by an arbitration committee consisting of three members. Each party to the contract shall nominate one arbitrator; if these two arbitrators cannot agree upon the chairman of the arbitration committee, he shall be nominated by the president of the Munich court of appeal (Oberlandesgericht); the chairman must be qualified to be appointed judge. The procedure shall be in accordance with the Civil Code of German Law (ZivilprozeBordnung). The place of arbitration shall be Munich, Germany.

     Place of delivery and payment is Erlangen, Germany.

13.  MISCELLANEOUS

     SYLVANIA shall not be bound by any printed text on OSRAM's acknowledgement forms or invoices if they deviate from the provisions and conditions of this contract.

     The standard conditions of purchase/sale of SYLVANIA and of OSRAM, respectively, are not applicable to this contract.

     OSRAM agrees to introduce in due time new technological developments which are available and which offer economical advantages with respect to the process of glass manufacturing. SYLVANIA shall inform OSRAM as soon as SYLVANIA shall get knowledge of or shall have available such new technological developments and SYLVANIA requests their introduction.

     Provided that SYLVANIA puts own know-how at OSRAM's disposal, a special licence agreement regarding this know-how shall be reached which shall also contain an appropriate licence fee to be paid by OSRAM in favour of SYLVANIA.

     Appendix 1, 2 and 3 shall be essential parts to this contract.

14.  DURATION AND TERMINATION OF CONTRACT

     This contract shall become effective on January 1, 1979 and shall replace the bulb delivery contract of June 16/25, 1969. The contract shall expire on December 31, 1986.

     The contract shall automatically be extended for another year, unless written notice is given 24 months prior to the expiration date.

15.  FURTHER PROVISIONS

     If any provisions of this contract become invalid, the remainder of said contract shall remain fully effective. The parties of the contract commit themselves to replace the invalid provision by another provision corresponding to the aim and object of the valid agreement.

     Verbal secondary arrangements shall not be made.

     In order to become effective changes or additions to this contract need to be done in writing.

Munich, 30,10,1978                  Erlangen, 14,11,1978

OSRAM                               SABA Schwarzwalder Apparate-Bau-Aristalt
Gesellschaft mit beschrankfer       August Schwer Sohne GmbH
Haftung                             Produktbereich SYLVANIA

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TRANSLATION

Addition to

SUPPLY CONTRACT FLUORESCENT BULBS - OSRAM/SYLVANIA
DATED 30.10./14.11.1978

The present version of paragraph 14, section 2 shall be cancelled and obtains the following new version:

"The contract shall automatically be extended for another year each, unless notice is given latest 24 months each prior to the expiration date."

All other provisions to the contract remain unchanged.

Munich, 19 February 1985

OSRAM
Gesellschaft mit beschrankter Haftung


Erlangen, 18 February 1985

GTE SYLVANIA Licht GmbH

                                                                   Appendix 1 to
                                                                 Supply Contract
                                                                OSRAM - SYLVANIA


                         CALCULATION OF STANDARD COSTS

Direct material includes all materials directly used for the product manufactured. Materials efficiencies are expressed in "Standardzahlen" (see Appendix 3).

Included are accessory materials (steel straps, packaging accessories, general operating supply, materials, etc.) on an allocation basis.

Direct labor includes all labor directly associated with the product manufactured. Labor efficiencies are expressed as "Standardzahlen".

Fringe Benefits are included in direct labor costs. They are allocated on a percentage basis.

Machine cost is directly allocated and consists of depreciation and interest based on replacement value of the equipment concerned.

- Maintenance expenses;

- Occupancy expenses based on the space occupied. These contain depreciation and interest on the replacement value of buildings, interest on land property as well as building maintenance and building safety.

- Energy costs.

Production overhead cost consists of

Production overhead cost/personnel

a. Labor and fringes for production planning, paid breaks and premiums for 4-shift work, nights, Sundays and holidays.

b. Salaries and fringes for supervisory personnel (indirect labor).

                                                                   Page 2
                                                                   of Appendix 1

PRODUCTION OVERHEAD COST/OTHER

includes all other expenses of the production cost center not covered by machine allocations as for instance occupancy expenses for areas not occupied by production equipment and downtime expenses for glass furnaces.

Production overhead cost is allocated on a percentage basis.

Abteilungskosten is the sum of all aforementioned cost categories.

Plant period cost includes plant management, administration, plant facilities, production planning, quality control and warehousing.

Total manufacturing cost (Erstellkoston) is the sum of Abteilungskosten and plant period cost.

Landed cost (Kolbenabgabepreis) is the sum of total manufacturing cost + $.5 & corporate overhead cost for corporate management, quality assurance, general administration, personnel administration, engineering and research, royalty payments and expenses for bulb transport and return or pallets.
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                                                                APPENDIX 2 TO
                                                                SUPPLY CONTRACT
                                                                OSRAM - SYLVANIA


Quality requirements for performed bulbs consisting of glass 905 for the manufacturing of fluorescent lamps.

Following quality requirements have been agreed upon by both parties to this contract:

Referring to bulbs for fluorescent lamps          No. 07 24 900

Referring to bulbs for circline lamps             No. 07 24 903